Exhibit 99.3

SUPERIOR CONSULTANT REPORTS STRONG SECOND QUARTER RESULTS

Increased Cash Position, Growing Revenue Backlog

Summary for Second Quarter 2003

•	Net revenue of $22.9 million

•	Net loss of ($0.4) million

•	EBITDA of $1.0 million

•	Cash flow from operations of $0.6 million

•	Revenue backlog at June 30, 2003, near $225 million

•	$720 million outsourcing sales prospect pipeline

•	27 new clients signed

•	$35 million outsourcing contract with Agnesian HealthCare

•	NetLinc Help Desk multi-year contract signed with East Coast medical center

•	Completed $7.5 million private investment

Recent Developments

•	Completed modified “Dutch Auction” Tender Offer

•	Completed additional $500,000 private investment

•	Reached verbal agreement on a Letter of Intent for a multi-year, full-service outsourcing contract

*******

SOUTHFIELD, Michigan, July 24, 2003 — Superior Consultant Holdings Corporation (Nasdaq: SUPC), today reported its second quarter operating results. For the quarter, the company generated $0.6 million in cash from operations on net revenue of $22.9 million, compared with ($0.1) million in cash used in operations on net revenue of $21.9 million last quarter and $1.6 million in cash generated from operations on $22.0 million in net revenue one year ago. The company reported a net loss of ($0.04) per share, compared with ($0.08) last quarter and ($0.09) in the same quarter last year.

“Superior met its revenue expectations for the quarter and further narrowed its loss as predicted,” said Richard D. Helppie, Chief Executive Officer. “Additionally, we have demonstrated that our strategy for increasing our recurring revenue is working as we have added a new multi-year NetLinc Help Desk contract with a prestigious East Coast university health system, as well as a fifth full-service outsourcing contract during the quarter,” Helppie said. “Further, we have reached a verbal agreement on a Letter of Intent with an East Coast health system for a multi-year, full-service outsourcing contract.”

Superior also completed the placement of $7.5 million in senior subordinated debentures and warrants during the second quarter. The debentures, and the warrants to purchase up to 807,000 shares of common stock, were issued to funds affiliated with Camden Partners of Baltimore, Maryland. This week, the company also completed the placement of $500,000 in senior subordinated debentures and warrants. The debentures, and the warrants to purchase up to 53,800 shares of common stock, were issued to GRI Fund, L.P. of Baltimore, Maryland. “We will employ these funds to capitalize the company for the pursuit of outsourcing opportunities,” said Helppie. “Also, we used a portion of the proceeds from the Camden investment to purchase 355,782 shares in our recent modified Dutch Auction tender offer, and we intend to use an additional portion of the proceeds for further stock repurchases.”

“Superior achieved its 11th consecutive quarter of improved operating efficiencies in SG&A,” said Richard R. Sorensen, Chief Financial Officer. “Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $1.0 million for the second quarter, compared with $0.3 million last quarter and $0.1 million in the same quarter last year. We ended the quarter with $18.9 million in cash. Uses of cash during the quarter consisted primarily of the purchase of software and equipment related to our new processing center and recent outsourcing contracts, as well as debt service associated with our financing arrangements.”

SG&A expenses improved to 28.6% compared with 31.1% last quarter. Gross margin was 27.6%, compared with 27.4% last quarter, and Days Sales Outstanding improved to 50 for the quarter, compared with 59 last quarter.

“During the quarter, we added a seven-year, full-scale information technology outsourcing contract, with a base value of approximately $35 million, with Agnesian HealthCare,” said George S. Huntzinger, President and Chief Operating Officer. “Since we began offering our full-scale outsourcing model, our clients have gained the benefits of leverage and participation in our outsourcing consortium. We are also in the final stages of becoming e-SCM certified (the Carnegie Mellon Sourcing Capability Model) which provides prospective outsourcing clients with an objective means to evaluate the capability of outsourcing providers.”

“In consulting, Superior achieved $14.0 million in accepted proposals, compared with $23.2 million in the prior quarter, demonstrating the persistently uneven market for consulting,” Huntzinger continued. “However, the strong consulting sales made in the first quarter contributed nicely to second quarter revenue results, and Superior continues to command a significant share of the market, successfully winning several highly competitive contracts during the second quarter and attracting new clients. Superior added 27 new clients during the quarter,” concluded Huntzinger.

OUTLOOK

“As we predicted last quarter, based upon growth in revenue backlog and improved sales, we achieved increased revenue for the second quarter compared with first quarter 2003 and one-year ago,” said Helppie. “For the third quarter of 2003, we anticipate that net revenue will be in the range of $21.6 million to $23.0 million, compared with net revenue of $20.8 million in the third quarter of last year. The revenue forecast is based on a current booked backlog of $19.1 million for the third quarter and client indications of an additional $1.4 million. Our estimates for consulting revenue during the quarter are conservative due to seasonality and variability of the healthcare consulting business at this time. We are predicting the net loss for the third quarter will be between ($1.8) million and ($0.4) million with loss per share of ($0.17) to ($0.04), compared with a net loss in the same quarter last year of ($2.1) million and a loss per share of ($0.20). Cash flow used in operations is expected to be between ($0.2) million and ($1.6) million in the third quarter, compared with cash flow generated from operations of $0.5 million, in the same quarter last year.”

“Superior expects that the expenses for the third quarter will rise over second quarter,” Helppie continued. “We attribute the increase in expense to three areas. We have additional interest expense and non-cash warrant expense relating to the financings that were just completed. We also have additional investments in our sales force that we anticipate will generate a return in the near term. In addition, we are investing in the start-up of some new outsourcing relationships.”

Helppie concluded: “We have a strong and focused work force, and we continue to provide our clients with exceptional services and solutions that bring them quantifiable business results and financial return on their investments. We continue to record new revenue in our outsourcing business and add to our backlog as well as win new consulting engagements. As of July 22, there are 10,409,109 shares of Superior common stock outstanding, and management and directors currently hold approximately 50% of the company’s outstanding stock.”

Conference Call Broadcast:

Superior Consultant’s senior executives will discuss the second quarter results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, July 25, 2003. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the “Investors” section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:00 p.m. eastern time on Friday, July 25, 2003, under the “Investors” section of www.superiorconsultant.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to: “anticipate,” “believe,” “intends,” “estimates,” “promises,” “expect,” “should,” “conditioned upon” and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market’s acceptance of and demand for the company’s offerings, demands upon and consumption of the company’s cash and cash equivalent resources or changes in the company’s access to working capital, regulatory changes and other factors affecting the financial constraints on the company’s clients, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration, and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

About Superior Consultant Holdings Corporation

Superior Consultant specializes in Digital Business Transformation™ services that enable healthcare organizations to thrive in the information-driven economy. Superior’s outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior’s best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 19 years, Superior has been recognized as an innovator within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company’s Web site at http://www.superiorconsultant.com.

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2003	2002

Current assets
Cash and cash equivalents	$18,855	$14,575
Accounts receivable, net	12,608	11,959
Other current assets	3,769	3,377

Total current assets	35,232	29,911

Property and equipment, net	19,914	12,737
Real estate held for sale	—	991
Other long-term assets	310	17

Total Assets	$55,456	$43,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Notes payable to bank	$2,400	$2,925
Other current liabilities	16,678	12,940

Total current liabilities	19,078	15,865

Senior debentures, net	5,801	—
Long-term liabilities	4,963	2,624
Stockholders’ equity	25,614	25,167

Total Liabilities and Stockholders’ Equity	$55,456	$43,656

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

Revenue
Consulting
Revenue before reimbursements (net revenue)	$13,718	$13,991	$14,197	$27,709	$27,676
Out-of-pocket reimbursements (1)	1,877	1,773	2,140	3,650	3,809

Total consulting revenue	15,595	15,764	16,337	31,359	31,485

Outsourcing
Revenue before reimbursements (net revenue)	9,168	7,900	7,824	17,068	15,602
Out-of-pocket reimbursements (1)	147	78	139	225	290

Total outsourcing revenue	9,315	7,978	7,963	17,293	15,892

Consolidated revenue	24,910	23,742	24,300	48,652	47,377

Cost of services
Consulting
Cost of services before reimbursements (net cost of services)	8,694	8,481	8,304	17,175	16,581
Out-of-pocket reimbursements (1)	1,877	1,773	2,140	3,650	3,809

Total consulting cost of services	10,571	10,254	10,444	20,825	20,390

Outsourcing
Cost of services before reimbursements (net cost of services)	7,872	7,403	6,322	15,275	12,235
Out-of-pocket reimbursements (1)	147	78	139	225	290

Total outsourcing cost of services	8,019	7,481	6,461	15,500	12,525

Consolidated cost of services	18,590	17,735	16,905	36,325	32,915

Gross Profit
Consulting	5,024	5,510	5,893	10,534	11,095
Outsourcing	1,296	497	1,502	1,793	3,367

Consolidated gross profit	6,320	6,007	7,395	12,327	14,462

Selling, general and administrative expenses	6,555	6,815	8,396	13,370	16,863

Loss from operations	(235)	(808)	(1,001)	(1,043)	(2,401)

Other income (expense), net	(150)	(79)	57	(229)	129

Loss before income tax benefit	(385)	(887)	(944)	(1,272)	(2,272)

Income tax benefit	—	—	—	—	(2,301)

Net earnings (loss)	$(385)	$(887)	$(944)	$(1,272)	$29

Net earnings (loss) per share
Basic	$(0.04)	$(0.08)	$(0.09)	$(0.12)	$0.00

Diluted	$(0.04)	$(0.08)	$(0.09)	$(0.12)	$0.00

Weighted average number of common shares outstanding
Basic	10,765	10,765	10,748	10,765	10,741

Diluted	10,765	10,765	10,748	10,765	11,444

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

GAAP to Non-GAAP Reconciliations:
Consolidated revenue	$24,910	$23,742	$24,300	$48,652	$47,377
Less: Out-of-pocket reimbursements (1)	(2,024)	(1,851)	(2,279)	(3,875)	(4,099)

Net Revenue	$22,886	$21,891	$22,021	$44,777	$43,278

Operating expenses
Consolidated cost of services	$18,590	$17,735	$16,905	$36,325	$32,915
Selling, general and administrative expenses	6,555	6,815	8,396	13,370	16,863

Operating expenses — GAAP	25,145	24,550	25,301	49,695	49,778

Less: out-of-pocket reimbursements	(2,024)	(1,851)	(2,279)	(3,875)	(4,099)

Operating expenses, as adjusted	$23,121	$22,699	$23,022	$45,820	$45,679

Net earnings (loss)	$(385)	$(887)	$(944)	$(1,272)	$29
Depreciation and amortization	1,258	1,081	1,061	2,339	2,115
Interest (income) expense, net	141	79	(57)	220	(129)
Income tax benefit	—	—	—	—	(2,301)

EBITDA	$1,014	$273	$60	$1,287	$(286)

Capital expenditures, net of financing	$1,640	$1,683	$1,345	$3,323	$1,729

Gross profit % - Consulting (1)	36.6%	39.4%	41.5%	38.0%	40.1%
Gross profit % - Outsourcing (1)	14.1%	6.3%	19.2%	10.5%	21.6%
Gross profit % - Consolidated (1)	27.6%	27.4%	33.6%	27.5%	33.4%
SGA %	28.6%	31.1%	38.1%	29.9%	39.0%
Headcount	569	574	629	569	629

(1)	In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred,” which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings (loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended June 30, 2003, to the quarter ended March 31, 2003, and the quarter ended June 30, 2002 and the six months ended June 30, 2003 to the six months ended June 30, 2002.